Exhibit 99.3

TUHURA BIOSCIENCES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2024 and December 31, 2023 and for the three and nine months ended September 30 2024 and 2023.

TUHURA BIOSCIENCES, INC AND SUBSIDIARY

Condensed consolidated balance sheets

As of September 30, 2024 (Unaudited), and December 31, 2023

	Unaudited
	September 30,	December 31,
	2024	2023
Assets
Current Assets:
Cash and cash equivalents	$ 19,596,022	$ 3,665,032
Exclusivity rights deposit	5,192,371	-
Deferred offering costs	1,387,685	-
Other current assets	547,450	493,769
Total Current Assets	26,723,528	4,158,801

Property and equipment, net	119,593	182,170
Operating right-of-use assets	236,069	20,820
Other noncurrent assets	33,769	-
Total Assets	$ 27,112,959	$ 4,361,791

Liabilities and Stockholders' Deficit
Current Liabilities:
Accounts payable and accrued expenses	$ 2,420,833	$ 3,438,559
Derivative Liability	2,853,000	137,000
Lease liabilities, current	155,211	20,820
Total Current Liabilities	5,429,044	3,596,379

Long-term Liabilities:
Convertible notes payable, net	24,366,814	2,324,158
Lease liability, long term	84,346	-
Total Liabilities	29,880,204	5,920,537

Stockholders' Deficit:
Preferred stock	8,056	8,056
Common stock	7,637	6,801
Additional paid in capital	102,343,730	86,901,394
Accumulated deficit	(105,126,668)	(88,474,997)
Total Stockholders' Deficit	(2,767,245)	(1,558,746)
Total Liabilities and Stockholders' Deficit	$ 27,112,959	$ 4,361,791

The accompanying notes to the condensed consolidated financial statements are an integral part of this statement. 2

TUHURA BIOSCIENCES, INC AND SUBSIDIARY

Condensed consolidated statements of operations

For the three and nine months ended September 30, 2024, and 2023

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Research and development expenses	$ 2,946,769	$ 3,463,198	$ 9,358,846	$ 7,496,153
Acquired in-process research and development ("IPR&D")	-	-	-	16,200,000
General and administrative expenses	783,459	1,098,079	2,595,860	3,392,569
Operating Loss	(3,730,228)	(4,561,277)	(11,954,706)	(27,088,722)

Other (Expense) Income:
Employee Retention Tax Credit	-	-	-	334,443
Interest expense	(2,002,886)	-	(3,615,466)	-
Interest income	132,767	20,294	197,449	77,097
Grant income	-	-	-	42,466
Change in fair value of derivative liability	(21,229)	-	(313,772)	-
Total Other (Expense) Income	(1,848,890)	20,294	(3,731,789)	454,006
Net Loss	$ (5,579,118)	$ (4,540,983)	$ (15,686,495)	$ (26,634,716)
Deemed dividend on warrant modifications	(965,177)	-	(965,177)	-
Net Loss attributable to common stockholders	$ (6,544,295)	$ (4,540,983)	$ (16,651,672)	$ (26,634,716)

The accompanying notes to the condensed consolidated financial statements are an integral part of this statement. 3

TUHURA BIOSCIENCES, INC AND SUBSIDIARY

Condensed consolidated statements of stockholders’ equity (deficit)

For the three and nine months ended September 30, 2024, and 2023

(Unaudited)

							Total
	Preferred Stock		Common Stock		Additional	Accumulated	Stockholders'
	Shares	Dollars	Shares	Dollars	Paid in Capital	Deficit	(Deficit) Equity
Balances at July 1, 2024	80,561,229	$ 8,056	68,074,466	$ 6,807	$ 91,608,677	$ (98,582,374)	$ (6,958,834)

Issuance of common shares, net of offering costs	-	-	4,009,623	401	4,599,599	-	4,600,000
Issuance of common shares for equity issuance placement agent fees	-	-	98,040	10	99,990	-	100,000
Issuance of common shares for convertible note placement agent fees	-	-	336,824	34	343,526	-	343,560
Issuance of common shares for warrants exercised	-	-	3,587,760	359	1,930,645	-	1,931,004
Stock options exercised, cash and cashless	-	-	260,000	26	103,974	-	104,000
Stock compensation expense	-	-	-	-	269,277	-	269,277
Fair value of warrants associated with convertible notes payable	-	-	-	-	2,422,865	-	2,422,865
Deemed dividend on warrant modifications	-	-	-	-	965,177	(965,177)	-
Net loss	-	-	-	-	-	(5,579,117)	(5,579,117)
Balances at September 30, 2024	80,561,229	$ 8,056	76,366,713	$ 7,637	$ 102,343,730	$ (105,126,668)	$ (2,767,245)

Balances at July 1, 2023	80,561,229	$ 8,062	68,013,861	$ 6,801	$ 86,692,340	$ (81,251,904)	$ 5,455,293

Stock compensation expense	-	-	-	-	118,153	-	118,153
Net loss	-	-	-	-	-	(4,540,983)	(4,540,983)
Balances at September 30, 2023	80,561,229	$ 8,056	68,013,861	$ 6,801	$ 86,692,340	$ (85,792,887)	$ 1,032,463

The accompanying notes to the condensed consolidated financial statements are an integral part of this statement. 4

TUHURA BIOSCIENCES, INC AND SUBSIDIARY

Condensed consolidated statements of stockholders’ equity (deficit)

For the three and nine months ended September 30, 2024, and 2023

(Unaudited)

							Total
	Preferred Stock		Common Stock		Additional	Accumulated	Stockholders'
	Shares	Dollars	Shares	Dollars	Paid in Capital	Deficit	(Deficit) Equity
Balances at January 1, 2024	80,561,229	$ 8,056	68,013,861	$ 6,801	$ 86,901,394	$ (88,474,997)	$ (1,558,746)

Issuance of common shares, net of offering costs	-	-	4,009,623	401	4,599,599	-	4,600,000
Issuance of common shares for equity issuance placement agent fees	-	-	98,040	10	99,990	-	100,000
Issuance of common shares for convertible note placement agent fees	-	-	336,824	34	343,526	-	343,560
Issuance of common shares for warrants exercised	-	-	3,587,760	359	1,930,645	-	1,931,004
Stock options exercised, cash and cashless	-	-	260,000	26	103,974	-	104,000
Stock compensation expense	-	-	-	-	879,375	-	879,375
Fair value of warrants associated with convertible notes payable	-	-	-	-	6,520,056	-	6,520,056
Deemed dividend on warrant modifications	-	-	-	-	965,177	(965,177)	-
Net loss	-	-	-	-	-	(15,686,494)	(15,686,494)
Balances at September 30, 2024	80,561,229	$ 8,056	76,366,713	$ 7,637	$ 102,343,730	$ (105,126,668)	$ (2,767,245)

Balances at January 1, 2023	80,616,229	$ 8,062	45,286,589	$ 4,529	$ 71,449,521	$ (59,158,171)	$12,303,941

Issuance of common shares for asset acquisition	-	-	22,727,272	2,272	14,997,728	-	15,000,000
Shares repurchased	(55,000)	(6)	-	-	(24,745)	-	(24,751)
Stock compensation expense	-	-	-	-	387,989	-	387,989
Net loss	-	-	-	-	-	(26,634,716)	(26,634,716)
	80,561,229	$ 8,056	68,013,861	$ 6,801	$ 86,810,493	$ (85,792,887)	$ 1,032,463

The accompanying notes to the condensed consolidated financial statements are an integral part of this statement. 5

TUHURA BIOSCIENCES, INC AND SUBSIDIARY

Condensed consolidated statements of cash flows

For the nine months ended September 30, 2024, and 2023

(Unaudited)

	Nine months ended
	September 30,	September 30,
	2024	2023
Cash flows from Operating activities:
Net loss	$ (15,686,494)	$ (26,634,716)
Adjustments to reconcile net loss to cash used in operating activities:
Stock compensation expense	879,375	387,989
Depreciation and amortization	99,075	141,333
Change in fair value of derivative liability	313,772	-
Amortization of debt discount	1,107,009	-
Changes in operating assets and liabilities:
Other current assets	69,704	(17,816)
Other noncurrent assets	(153,283)	120,697
Accounts payable and accrued expenses	1,242,321	882,135
Write-off of in-process R&D	-	16,200,000
Net cash flows from operating activities	(12,128,521)	(8,920,378)

Cash flows from investing activities:
Cash paid for asset acquisition	-	(1,200,000)
Exclusivity rights deposit	(5,192,371)	-
Purchase of property and equipment	(36,498)	(57,224)
Net cash flows from investing activities	(5,228,869)	(1,257,224)

Cash flows from financing activities:
Shares repurchased	-	(24,751)
Proceeds from convertible notes payable	28,568,000	-
Proceeds from issuance of common stock	5,000,000	-
Proceeds from stock options exercised	104,000	-
Proceeds from warrants exercised	1,931,004	-
Payment of offering costs associated with issuance of common stock	(300,000)	-
Payment of deferred offering costs	(902,262)	-
Payment of debt issuance costs	(1,112,362)	-
Net cash flows from financing activities	33,288,380	(24,751)

Net change in cash and cash equivalents	15,930,990	(10,202,353)
Cash and cash equivalents at the beginning of the period	3,665,032	14,252,518
Cash and cash equivalents at the end of the period	$ 19,596,022	$ 4,050,165

Supplemental non-cash activity
Shares issued and reserved for asset acquisition	$ -	$ 15,000,000
Right-of-use asset recognized in exchange for operating lease obligations	318,722	-
Debt issuance costs not yet paid	5,135	-
Deferred offering costs not yet paid	385,820	-
Derivative liability associated with make-whole premium	2,402,228	-
Fair value of warrants associated with convertible notes payable	6,520,056	-
Deemed dividend on warrant modifications	965,177	-
Issuance of common stock for placement agent fees	443,560	-

The accompanying notes to the condensed consolidated financial statements are an integral part of this statement. 6

TUHURA BIOSCIENSES, INC AND SUBSIDIARY

Notes to the condensed consolidated financial statements

For the nine months ended September 30, 2024, and 2023

(Unaudited)

Note 1—Description of business

TuHURA Biosciences, Inc., a Delaware corporation (the “Company”), is a clinical stage immuno-oncology company developing novel personalized cancer vaccine product candidates designed to overcome primary resistance to immunotherapies like checkpoint inhibitors. The Company has entered into a Special Protocol Assessment agreement with the FDA for a single Phase 3 randomized placebo and injection-controlled trial for IFx-2.0, the Company’s lead personalized cancer vaccine product candidate, as adjunctive therapy to pembrolizumab (Keytruda®) in the first line treatment of patients with advanced or metastatic Merkel cell carcinoma who are checkpoint inhibitor naïve utilizing the FDA’s accelerated approval pathway. The Company is also developing novel bi-functional antibody drug conjugates, or ADCs, targeting myeloid derived suppressor cells, or MDSCs, to modulate their immunosuppressive effects on the tumor microenvironment to overcome acquired resistance to immunotherapies.

Merger with Kintara – On April 2, 2024, the Company entered into a definitive Agreement and Plan of Merger with Kintara Therapeutics, Inc., a publicly traded Nevada corporation listed on the Nasdaq Capital Market (“Kintara”), and Kayak Mergeco, Inc., a Delaware corporation wholly owned subsidiary Kintara (“Merger Sub”), for an all-stock merger transaction (the “Merger”) forming a company with expertise and resources to advance a risk diversified late-stage oncology pipeline (the “Merger Agreement”). The Merger Agreement provided that, upon completion of the Merger, the former Company shareholders would own the majority of the shares of the public company. The Merger and other transactions contemplated by the Merger Agreement closed on October 18, 2024 (see note 11).

Exclusivity and Right of First Offer Agreement with Kineta – On July 3, 2024, the Company entered into an Exclusivity and Right of First Offer Agreement (the “Exclusivity Agreement”) with Kineta, Inc., a publicly traded Delaware corporation (“Kineta”). Under this agreement, Kineta granted to the Company an exclusive right to acquire Kineta’s worldwide patent rights, other intellectual property rights, and other rights and assets related to KVA12123, which is Kineta’s VISTA blocking immunotherapy. Such exclusive right commenced as of July 3, 2024 and generally continued through October 1, 2024, subject to extension at the option of the Company for up to 20 days. Under the terms of the Exclusivity Agreement, the Company paid Kineta a $5.0 million payment, and additional payments of up to $0.3 million in the aggregate will become due if the Company exercises its extension rights (collectively, the “Exclusivity Payment”). The Exclusivity Payment will be credited against the initial cash consideration that may be payable to Kineta pursuant to any definitive agreement, if any, that the Company and Kineta enter into relating to the KVA12123 assets. In August 2024, Kineta, in collaboration with the Company, announced that it reopened enrollment in the VISTA-101 clinical trial, in which Kineta and the Company continue to collaborate on the ongoing Phase 1 clinical trial program in patients with advanced solid tumor cancer. Payments made to Kineta toward the VISTA-101 clinical trial program will be credited one-half towards any upfront cash consideration and one half towards non-cash consideration.

July 2024 Private Placement – In connection with the Company’s entrance into the Exclusivity Agreement, on July 3, 2024, the Company completed a private placement of its common stock to an existing investor, under which the investor paid $5.0 million in exchange for 4,009,623 shares of the Company’s common stock and a 1.5% royalty right on certain future sales by the Company of products based on KVA12123. The proceeds received from the Company’s July 2024 private placement were used to fund the Exclusivity Payment due to Kineta pursuant to the Exclusivity Agreement.

TUHURA BIOSCIENSES, INC AND SUBSIDIARY

Notes to the condensed consolidated financial statements

For the nine months ended September 30, 2024, and 2023

(Unaudited)

Note 2—Summary of significant accounting policies

Basis for Consolidation – The consolidated financial statements are comprised of all of the accounts of TuHURA Biosciences, Inc., a Delaware corporation, and Veterinary Oncology Services, a wholly owned subsidiary (collectively the “Company”). All intercompany accounts and transactions have been eliminated in consolidation.

Accounting Estimates – The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect various amounts reported in consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Deferred Offering Costs – Deferred offering costs consist of direct legal, accounting, and other fees and costs directly related to the Merger with Kintara (See note 1 and note 11). The Company capitalized deferred offering costs prior to the close of the Merger.

Property and Equipment – Property and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets (generally five to seven years). Leasehold improvements are amortized straight-line over the shorter of the lease term or the estimated useful life of the asset. Property and equipment are reviewed for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. No impairment was recorded for the period ended September 30, 2024, nor the year ended December 31, 2023.

Lease Accounting – The Company recognizes right-of-use lease assets and corresponding liabilities arising from leasing activities over the requisite lease period.

Income Taxes – Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740), which enhances the income tax disclosure requirements for public entities on an annual basis. Under ASU 2023-09, public entities will be required to disclose in their rate reconciliation, on an annual basis, both percentages and amounts in their reporting currency for certain categories in a tabular format, with accompanying qualitative disclosures. The amendments in ASU 2023-09 are effective fiscal years beginning after December 31, 2024, and early adoption is permitted. The Company does not believe that the adoption of ASU 2023-09 will have a material impact on its condensed consolidated financial statements.

Research and Development Expenses – Research and development consists of expenses incurred in connection with the discovery and development of product candidates. The Company expenses research and development costs as incurred.

Acquired In-Process Research and Development - Acquired in-process research and development expenses consist of existing research and development projects at the time of the acquisition. Projects that qualify as IPR&D assets represent those that have not yet reached technological feasibility and had no alternative future use, which resulted in a write-off of these IPR&D assets to acquired in-process research and development expenses in our consolidated statements of operations.

Concentration of Credit Risk – The Company maintains cash balances in domestic financial institutions. These balances are insured by the Federal Deposit Insurance Corporation up to $250,000. As of September 30, 2024, the uninsured portion of cash held by the Company was approximately $18,813,000.

TUHURA BIOSCIENSES, INC AND SUBSIDIARY

Notes to the condensed consolidated financial statements

For the nine months ended September 30, 2024, and 2023

(Unaudited)

2—Summary of significant accounting policies (continued)

Fair Value of Financial Instruments - ASC 820, Fair Value Measurement, establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability, and are developed based on the best information available in the circumstances.

ASC 820 identifies fair value as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a three-tier fair value hierarchy that distinguishes between the following:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•

Level 3 inputs are unobservable inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. See Note 7 for more information related to the Company’s Level 3 fair value measurement.

The carrying values reported in the Company’s balance sheets for cash and cash equivalents, other current assets, accounts payable, and accrued expenses are reasonable estimates of their fair values due to the short-term nature of these items.

Derivative Financial Instruments – The Company evaluates all of its agreements to determine if such instruments have derivatives or contain features that qualify as embedded derivatives. The Company accounts for certain make-whole features that are associated with convertible notes as derivative liabilities at fair value and adjusts the instruments to their fair value at the end of each reporting period. Derivative financial liabilities are initially recorded at fair value, with gains and losses arising from changes in the fair value recognized in other income (expense) in the accompanying consolidated statements of operations for each reporting period while such instruments are outstanding. The embedded derivative liabilities are valued using a probability-weighted expected return method (“PWERM”). The critical inputs used to value the PWERM are a discount rate of 19.68%, the estimated make-whole interest payments for various settlement scenarios and the probability of each settlement scenario. If the Company repays the noteholders or if, during the next round of financing, the noteholders convert the debt into equity, the derivative financial liabilities will be de-recognized and reclassified to the condensed consolidated statements of stockholders’ (deficit) equity on that date. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

TUHURA BIOSCIENSES, INC AND SUBSIDIARY

Notes to the condensed consolidated financial statements

For the nine months ended September 30, 2024, and 2023

(Unaudited)

Note 2—Summary of significant accounting policies (continued)

Debt Discount and Debt Issuance Costs- Debt issuance costs are deferred and presented as a reduction to the convertible note payable. The initial fair value of the derivative liability on the make-whole premium is treated as a debt discount. Debt discount and debt issuance costs are amortized using the effective interest rate method over the term of the convertible promissory note. Amortization of debt discount and debt issuance costs are included within interest expense in the condensed consolidated statements of operations.

Stock Compensation Expense – The Company accounts for stock-based awards to employees and nonemployees using the fair value-based method to determine compensation for all arrangements where shares of stock or equity instruments are issued for compensation. Fair value of each common stock option is estimated on the date of grant using the Black-Scholes valuation model. The Black-Scholes model uses assumptions for expected volatility, expected dividends, expected term, and the risk-free interest rate. Expected volatility is based on historical volatility of a peer group’s common stock and other factors estimated over the expected term of the options. The expected term of the options granted is derived using the “simplified method” which computes expected term as the average of the sum of the average vesting term plus the contract term. The risk-free rate is based on the U.S. Treasury yield.

Common Stock Valuation – We are required to estimate the fair value of the common stock underlying our equity awards when performing fair value calculations. The fair value of the common stock underlying our equity awards was determined on each grant taking into account input from management and taking into account the pricing offered in our equity raises. All options to purchase shares of our common stock are intended to be granted with an exercise price per share no less than the fair value per share of our common stock underlying those options on the date of grant, based on the information known to us on the date of grant. In the absence of a public trading market for our common stock, on each grant date we develop an estimate of the fair value of our common stock in order to determine an exercise price for the option grants. Our determinations of the fair value of our common stock were made by considering the prices of preferred stock sold to investors in arm’s length transactions and the rights, preferences and privileges of our preferred stock relative to those of our common stock.

Business Combinations and Asset Acquisitions – We account for acquired businesses using the acquisition method of accounting, which requires that the assets acquired, and liabilities assumed be recorded at the date of acquisition at their respective fair values if the acquisition meets the definition of a business combination. If the acquisition does not meet the definition of a business combination, then it is accounted for as an asset acquisition and the purchase consideration is allocated to the acquired assets.

ASC 805, Business Combinations, provides a model for determining whether an acquisition represents a business combination. In order to be a business, the integrated set of activities of the acquired entity needs to have an input and a substantive process that together significantly contribute to the ability to create outputs. The acquired entity must also pass the “Screen Test” which involves determining whether the acquisition represents an in-substance asset acquisition based on whether the fair value of the gross assets acquired is “substantially all” concentrated in a single asset or group of similar assets. This evaluation excludes certain acquired assets such as cash, deferred taxes, and goodwill associated with deferred taxes, but includes all other gross assets, including any consideration transferred in excess of the identified assets.

TUHURA BIOSCIENSES, INC AND SUBSIDIARY

Notes to the condensed consolidated financial statements

For the nine months ended September 30, 2024, and 2023

(Unaudited)

Note 3—Liquidity and management’s plans

The Company has been engaged in research and development activities related to ImmuneFx, the Company’s patented product, which will require additional investment until revenue-generating activities can begin.

The Company has historically incurred negative cash flows from operations.

For the nine months ended September 30, 2024, the Company incurred $12.1 million of negative cash flows from operations. The Company has approximately $19.6 million of cash and cash equivalents on hand at September 30, 2024. The Company expects that this will be able to fund future operations, including the expanded clinical trials into the second half of 2025.

The Company expects to raise cash through the sale of common shares, issuance of convertible notes, obtaining grants, or commercial partnerships. However, there can be no assurance that any fundraising will be achieved or on commercially reasonable terms, if at all. As such, there is substantial doubt about the Company’s ability to continue as a going concern for the next 12 months from date that the financial statements were available to be issued.

Note 4—Other current assets

Other current assets consist of the following as of September 30, 2024, and December 31, 2023:

	Unaudited
	September 30,	December 31,
	2024	2023
Employee Retention Tax Credit	$ 214,699	$ 334,443
Clinical trial refund	144,634	-
Other current assets	188,117	159,326
	$ 547,450	$ 493,769

Note 5—Property and equipment, net

Property and equipment, net consists of the following as of September 30, 2024, and December 31, 2023:

	Unaudited
	September 30,	December 31,
	2024	2023
Furniture and fixtures	$ 170,607	$ 170,607
Leasehold improvements	544,629	544,628
Machinery and office equipment	1,401,775	1,365,277
Software	72,394	72,394
	2,189,405	2,152,906
Less accumulated depreciation and amortization	(2,069,812)	(1,970,736)
	$ 119,593	$ 182,170

TUHURA BIOSCIENSES, INC AND SUBSIDIARY

Notes to the condensed consolidated financial statements

For the nine months ended September 30, 2024, and 2023

(Unaudited)

Note 5—Property and equipment, net (continued)

Depreciation and amortization of property and equipment totaled approximately $29,000 and $39,000 for the three months ending September 30, 2024, and 2023, respectively, and totaled approximately $99,000 and $141,000 for the nine months ending September 30, 2024, and 2023, respectively.

Note 6—Accounts payable and accrued expenses

Accounts payable and accrued expenses consist of the following as of September 30, 2024, and December 31, 2023:

	Unaudited
	September 30,	December 31,
	2024	2023
Trade accounts payable	$ 1,332,680	$ 1,866,762
Accrued compensation	948,403	1,415,397
Other accrued expenses	139,750	156,400
	$ 2,420,833	$ 3,438,559

Note 7—Convertible promissory notes

On various dates beginning on December 11, 2023 through September 18, 2024, the Company completed a private placement in which the Company issued Convertible Promissory Notes (the “Notes”) with various entities at various amounts for an aggregate of $31,253,000. The Notes bear interest at a rate of twenty percent (20%) per annum and mature on the second anniversary of the issuance date. In addition, the investors in the private placement also received common stock purchase warrants (the “2024 Warrants”) in the event they subscribe to purchase Notes in the aggregate principal amount of more than $4.0 million or more, with such number of 2024 Warrants being equal to 50% of the aggregate principal amount of the Note purchased divided by $0.68 (see note 8). The 2024 Warrants related to these Notes have an exercise price of $1.02 per share and expire three years from the date of issuance.

The Notes are convertible into New Securities (as defined in the Notes) upon the following: (i) automatic conversion upon an initial public offering (“Mandatory Conversion 1”), (ii) automatic conversion upon the occurrence of a de-SPAC transaction (“Mandatory Conversion 2”), (iii) automatic conversion upon the occurrence of a reverse public merger transaction (”Specified Merger Transaction”) at a conversion price equal to (a) the outstanding principal and interest of the Notes prior to conversion divided by (b) $0.68 (“Mandatory Conversion 3”), or (iv) optional new securities conversion upon a qualified equity financing, transaction, series of transactions, or merger other than an IPO or de-SPAC transaction, as defined per the terms of the Notes.

The Holder has the option, at the occurrence of qualified equity financing, transaction, series of transactions, or merger other than an IPO, de-SPAC transaction, or reverse public merger transaction, to convert the outstanding Notes into shares of common stock (“Optional Conversion”), or to receive a prepayment from the Company for the outstanding principal and interest remaining on the Notes (“Optional Redemption”).

TUHURA BIOSCIENSES, INC AND SUBSIDIARY

Notes to the condensed consolidated financial statements

For the nine months ended September 30, 2024, and 2023

(Unaudited)

Note 7—Convertible promissory notes (continued)

Under an IPO or de-SPAC transaction, the Notes convert at the sum of (a) the outstanding principal balance and unpaid accrued interest at the time of the transaction, plus (b) a “Make-Whole Amount” premium, defined in the Notes as additional interest to be incurred until the next period end date as defined in the Notes, divided by the common stock price per share at the time of the public offering (for IPO) or at closing (for de-SPAC transaction). Under a reverse public merger transaction, the Notes convert at the sum of (a) the outstanding principal balance and unpaid accrued interest at the time of the transaction, plus (b) a Make-Whole Amount premium, defined in the Notes as additional interest to be incurred until the next period end date as defined in the Notes, divided by a conversion price equal to $0.68. Upon closing of the merger, the Notes were converted into shares of common stock.

The Company evaluated the terms of the Notes for embedded conversion features in accordance with ASC 815-15-25 and determined that the conversion features meet the definition of an embedded derivative liability that is required to be bifurcated from the host instrument and measured at fair value, with subsequent changes in fair value recognized in the condensed consolidated statement of operations.

The 2024 Warrants were identified as freestanding financial instruments and determined to be indexed to the Company’s own stock. Further, the 2024 Warrants were not precluded from being classified within equity. As such, the proceeds received upon issuing the Notes were first allocated to the fair value of the bifurcated embedded derivative with the remainder allocated to the debt host instrument and 2024 Warrants (within additional paid in capital) on a relative fair value basis. Subsequent fair value measurement is not required as long as the instrument continues to be classified in equity. The Company determined that the fair value of the 2024 Warrants in connection with Notes issued as of September 30, 2024 amounted to $6,520,056 and recognized as a debt discount with an offset to additional paid in capital.

Management used a scenario-based analysis to estimate the fair value of the bifurcated embedded derivative liability at issuance of the Notes. The Company recognized debt discount of $2,539,227 upon issuance of the Notes. There was a gain of $21,229 and a loss of $313,772 for the three and nine months ended September 30, 2024, due to the estimated change in fair value of the bifurcated embedded derivative liability. The related discount is amortized to interest expense over the term of the debt using the effective yield method. Amortization expense related to the debt discount totaled $668,838 and $1,107,010 for the three and nine months ended September 30, 2024. Interest expense, inclusive of the debt discount amortization, on the Notes totaled $2,002,886 and $3,615,466 for the three and nine months ended September 30, 2024.

Note 8—Stockholders’ equity

As of September 30, 2024, the Company had two classes of stock defined in its Amended and Restated Articles of Incorporation (the “Articles).

Common Stock – The Company is authorized to issue up to 300,000,000 shares of Common Stock based on the Articles. Holders of common stock are entitled to one vote for each share of common stock.

Preferred Stock – The Company is authorized to issue up to 150,000,000 shares of Preferred Stock based on the Articles. The Company has three classes of Preferred Stock: Series A, Series A-1, and Series B. See below for a summary of the rights and preferences for the Company’s Preferred Stock:

TUHURA BIOSCIENSES, INC AND SUBSIDIARY

Notes to the condensed consolidated financial statements

For the nine months ended September 30, 2024, and 2023

(Unaudited)

Note 8—Stockholders’ equity (continued)

i.
Accrues dividends whether or not declared, are cumulative, and are payable only if declared by the Board of Directors. The Series A and Series A-1 preferred stock accrue dividends at a rate of $0.0208 and $0.0264, per annum respectively. Accrued, but unpaid Series A and A-1 dividends totaled approximately $6,530,000 as of September 30, 2024. The Series B preferred stock accrues dividends at a rate of $0.066 for the first two years. After the second anniversary, Series B stock accrues dividends at a rate of $0.0264 per annum. Accrued but unpaid Series B dividends totaled approximately $6,160,000 as of September 30, 2024.
ii.
Has liquidation preferences over common stock;
iii.
Is convertible into common stock, at the option of the holder, subject to adjustments, as defined; and
iv.
For purposes of voting, each holder of outstanding shares of Preferred Stock is entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares are convertible to.
v.
The holders of Series A and Series A-1 Preferred Stock exclusively and voting together as a single class have the right to elect one Director of the Company.
vi.
A majority of all three classes of Preferred stock are required to amend the Articles of Incorporation or Bylaws, issue shares (unless they are junior to the Preferred stock), issue debt greater than $250,000, liquidate or dissolve the Company, or hold stock in an unaffiliated Company.

In August 2024, the Company extended the exercise period of its common stock purchase warrants issued in connection with its Series A Preferred Stock (the “Series A Warrants”) for an additional six months, with a new expiry date of February 12, 2025. There were no other changes in the terms of the Series A Warrants. As a result, a deemed dividend to the holders of the Series A Warrants in the amount of $965,177 was recorded as an increase in the net loss attributable to the common stockholders for the nine months ended September 30, 2024. The incremental value associated with the warrant modification was determined using a Black-Sholes pricing model using the original terms of the warrants and the modified terms of the warrants and the following assumptions: expected term of approximately 0.1 - 0.6 years, dividend yield of 0.0%, volatility of 75% -112%, and a risk free rate of 5.4% to 5.5%.

As of September 30, 2024, the Company has 59,648,400 warrants outstanding, of which 7,835,300 warrants were for services performed with respect to historical offerings and 18,797,800 warrants for the most recent convertible promissory notes offering (see note 7). The remaining 33,015,300 warrants were issued to Series A, A-1, and B preferred investors. There were 3,587,800 warrants that were exercised in August and September 2024 with proceeds in the amount of $1,931,004. All outstanding warrants entitle the holder thereof to purchase one shares of Company common stock.

Immediately prior to the closing of the Merger, all outstanding shares of Company preferred stock were converted into shares of Company common stock (which were converted into shares of Kintara common stock in the Merger), and upon completion of the merger, all warrants of the Company were converted into warrants to purchase Kintara common stock.

TUHURA BIOSCIENSES, INC AND SUBSIDIARY

Notes to the condensed consolidated financial statements

For the nine months ended September 30, 2024, and 2023

(Unaudited)

Note 9—Stock option plans

The Company uses the Black-Scholes option pricing model to estimate the fair value of stock-based awards on the date of grant. The assumptions employed in the calculation of the fair value of share-based compensation expense were calculated as follows for all periods presented:

	2024	2023

Common stock fair value	$0.72	$0.66
Risk free interest rate	4.1% - 4.27%	4.05% - 4.89%
Expected dividend yield	0%	0%
Expected term	5.9 years	4.9 years
Expected stock volatility	101.0% - 102.0%	91.9% - 99.7%

Below is a summary of stock option activity for the period ending September 30, 2024:

		Weighted	Weighted
	Number	Average	Average
	of options	Exercise Price	Contractual Life

Outstanding at December 31, 2023	15,545,363	$0.53	4.43 years
Forfeited and cancelled	(1,217,186)	$0.61
Exercised	(510,000)	$0.45
Granted	4,638,471	$0.72
Outstanding at September 30, 2024	18,456,648	$0.58	4.98 years
Exercisable at September 30, 2024	12,879,981	$0.53	3.21 years

Options outstanding had an intrinsic value of $2,933,000 and $1,964,000 as of September 30, 2024 and December 31, 2023, respectively. As of September 30, 2024, there was $2,263,000 of unrecognized stock compensation, which will be recognized over the next three years.

Note 10—Commitments and contingencies

Lease Commitments – The Company leases facilities under non-cancelable operating leases for the laboratory and offices in Tampa, Florida. The current lease expires in February 2026.

TUHURA BIOSCIENSES, INC AND SUBSIDIARY

Notes to the condensed consolidated financial statements

For the nine months ended September 30, 2024, and 2023

(Unaudited)

Note 10—Commitments and contingencies (continued)

Future minimum lease payments under these leases are as follows:

Year ending December 31, 2024	$ 42,697
Year ending December 31, 2025	172,931
Year ending December 31, 2026	43,411
Interest portion of right of use liability	(19,482)
Operating lease liabilities	$ 239,557

Total lease expense was approximately $72,000 and $49,000 for the three months ending September 30, 2024 and 2023, respectively, and approximately $205,000 and $143,000 for the nine months ending September 30, 2024 and 2023, respectively.

Employment Agreements – In March 2024, the Company signed a consulting agreement with an entity owned by the former CEO and President. In May 2023, and amended in March 2024, the Company signed employment agreements with the CEO and CFO.

Future minimum payments under these employment and consulting agreements are as follows:

Year ending December 31, 2024	$ 275,709
Year ending December 31, 2025	877,835
$ 1,153,544

Note 11—Subsequent events

Subsequent events – The Company has evaluated subsequent events through November 14, 2024 in connection with the preparation of these financial statements, which is the date the financial statements were available to be issued.

Exercise of extension rights and program expenses with Kineta

In October 2024, the Company made additional payments of $300,000 to exercise its extension rights with Kineta under the Exclusivity Agreement. Although the exclusivity right under the Exclusivity Agreement terminated in October, the Company is currently still collaborating with Kineta on Kineta’s ongoing Phase 1 clinical program in patients with advanced solid tumor cancer.

Merger with Kintara Therapeutics, Inc.

On October 18, 2024, the Company completed the transactions contemplated by the Merger Agreement with Kintara. Pursuant to the Merger Agreement, Merger Sub merged with and into the Company, with the Company surviving as a direct wholly owned subsidiary of Kintara and the surviving corporation of the Merger. In connection with the completion of the Merger, effective at 12:01 a.m. Eastern Time on October 18, 2024, Kintara effected a 1-for-35 reverse stock split of its common stock (the “Reverse Stock Split”). Effective at 12:03 a.m. Eastern Time on October 18, 2024, the Company completed the Merger, and effective at 12:04 a.m. Eastern Time on October 18, 2024, Kintara changed its name to “TuHURA Biosciences, Inc.”

TUHURA BIOSCIENSES, INC AND SUBSIDIARY

Notes to the condensed consolidated financial statements

For the nine months ended September 30, 2024, and 2023

(Unaudited)

Note 11—Subsequent events (continued)

Under the terms of the Merger, immediately prior to the effective time of the Merger, shares of the Company’s preferred stock were converted into shares of Company common stock and all of the Notes issued by the Company were converted into shares of Company common stock pursuant to the terms therein. At the effective time of the Merger, (i) Kintara issued an aggregate of approximately 40,441,605 shares of its common stock to Company stockholders, based on an exchange ratio of 0.1789 (after giving effect to the Reverse Stock Split) shares of Kintara’s common stock for each share of Company common stock outstanding immediately prior to the Merger, (ii) each then-outstanding Company stock option was assumed and converted into an option to purchase shares of Kintara common stock subject to certain adjustments based on the exchange ratio as set forth in the Merger Agreement, and (iii) each then-outstanding warrant to purchase shares of Company Common Stock was assumed and converted into and exchangeable based on the exchange ratio for a warrant of like tenor entitling the holder to purchase shares of Kintara common stock

The issuance of the shares of Kintara’s common stock to the former stockholders of the Company was registered with the SEC on the Kintara’s Registration Statement on Form S-4 (File No. 333-279368), as amended.

The shares of Kintara’s common stock listed on the Nasdaq Capital Market, previously trading through the close of business on Thursday, October 17, 2024 under the ticker symbol “KTRA,” commenced trading on the Nasdaq Capital Market on a post-Reverse Stock Split adjusted basis and post-Merger basis under the ticker symbol “HURA” on Friday, October 18, 2024. The Company’s common stock is represented by a new CUSIP number, 898920 103.

In connection with the Merger, Kintara entered into a Contingent Value Rights Agreement (the “CVR Agreement”) with the Rights Agent, pursuant to which the Kintara common stockholders and Kintara common stock warrant holders of record as of immediately prior to the consummation of the Merger and Reverse Stock Split received one contingent value right (“CVR”) for each outstanding share of common stock of Kintara held by such stockholder (or, in the case of warrants, each share of common stock of Kintara for which such warrant is exercisable into). Pursuant to the CVR Agreement, upon the achievement of the Milestone (as defined below), the holders of CVRs are entitled, in aggregate, to receive approximately 1,539,918 shares (post-split basis) of common stock of Kintara (which gives effect to the Reverse Stock Split) (collectively, the “CVR Shares”). Each CVR shall entitle the holder thereof to receive its portion of the CVR Shares if Kintara (i) enrolls a minimum of ten cutaneous metastatic breast cancer patients in a study to determine whether a dose of REM-001 lower than 1.2 mg/kg elicits a treatment effect similar to that seen in prior studies of REM-001 at the 1.2 mg/kg dose and (ii) such patients enrolled in the study complete eight weeks of follow-up, in each case, on or before December 31, 2025 (the “Milestone”). The payment date for the CVR Shares will be within 10 business days after the Rights Agent receives the CVR Shares as the payment for achievement of the Milestone. In the event that the Milestone is not achieved, holders of the CVRs will not receive any CVR Shares pursuant to the CVR Agreement. There can be no assurances that any holders of CVRs will receive any CVR Shares with respect thereto. Some CVR Shares that would otherwise be received may be withheld on account of taxes if the Company or the applicable withholding agent determines that tax withholding is required in connection with the delivery of CVR Shares or that there was a failure to withhold adequately in respect of the distribution of the CVRs.